Exhibit 99.1

RH Reports Record Fiscal 2019 Results

Corte Madera, CA - March 30, 2020 - RH (NYSE: RH) today announced fourth quarter and fiscal year 2019 results. Chairman & Chief Executive Officer Gary Friedman provided an update on the Company’s continued evolution and outlook in the attached letter to Our People, Partners, and Shareholders.

RH Leadership will host a Q&A conference call at 2pm PDT (5pm ET) today.

FISCAL 2019 HIGHLIGHTS:

FY GAAP NET REVENUES INCREASED +5.7% TO $2.647B

FY ADJUSTED NET REVENUES INCREASED +5.4% TO $2.647B

FY GAAP OPERATING MARGIN INCREASED 330 BASIS POINTS TO 13.7% VS. 10.4% LY

FY ADJUSTED OPERATING MARGIN INCREASED 290 BASIS POINTS TO 14.3% VS. 11.4% LY

FY GAAP DILUTED EPS INCREASED +77% TO $9.07 VS. $5.12 LY

FY ADJUSTED DILUTED EPS INCREASED +49% TO $11.66 VS. $7.80 LY

FOURTH QUARTER 2019 HIGHLIGHTS:

Q4 GAAP NET REVENUES DECREASED -0.9% TO $665.0M

Q4 ADJUSTED NET REVENUES DECREASED -1.0% TO $665.0M

Q4 GAAP OPERATING MARGIN INCREASED 190 BASIS POINTS TO 15.2% VS. 13.3% LY

Q4 ADJUSTED OPERATING MARGIN INCREASED 230 BASIS POINTS TO 17.4% VS. 15.1% LY

Q4 GAAP DILUTED EPS INCREASED +151% TO $2.66 VS. $1.06 LY

Q4 ADJUSTED DILUTED EPS INCREASED +27% TO $3.72 VS. $2.92 LY

As of February 3, 2019, the Company adopted Accounting Standards Update 2016-02, Accounting Standards Update 2018-10 and Accounting Standards Update 2018-11 (together, “ASC 842”), which pertain to accounting for leases. The Company’s previous and current guidance conforms to the new policy. Under the Company’s adoption method, the Company’s financial results for prior comparative periods are presented with adjustments to reflect the impact of ASC 842. The Company has provided reconciliation tables that update historical results to reflect these changes in lease accounting standards.

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

To Our People, Partners, and Shareholders,

Fiscal 2019 was an outstanding year for Team RH. We achieved record results across every key metric of our business while continuing to elevate the brand and create strategic separation in our industry. Adjusted revenues of $2.647 billion increased 5.4% over last year, adjusted operating margins reached an industry best 14.3%, and adjusted diluted earnings per share increased 49% to $11.66. We also generated $330 million of free cash flow in 2019, and achieved industry leading ROIC of 35.3%.

While fourth quarter revenues of $665.0 million were lower than forecast, fourth quarter adjusted earnings per share of $3.72 exceeded expectations for the 13th consecutive quarter as we continue to manage the business with a bias for earnings versus revenue growth. Adjusted operating margins reached a record 17.4% in the fourth quarter, up 230 basis points versus 15.1% last year. The record results were driven by higher product margins, plus lower occupancy and shipping costs due to the elimination of our Holiday assortment and the continued efficiencies of our new operating platform.

We believe the revenue shortfall in the quarter was a result of two temporal issues. One, the elimination of our Holiday assortment created unforeseen collateral damage to our core business due to the lower customer traffic in both our stores and online during the peak weeks, and two, we experienced higher than expected backorders due to inventories being down 18% year over year. While it’s hard to be precise forecasting business transitions such as the elimination of Holiday short term, long term it has proven to be the right decision, elevating the RH brand while significantly improving profitability and cash flow.

While proud of the outstanding results our team achieved in 2019, clearly everything has changed as a result of the rapid spread of COVID-19 around the world. Our hearts go out to all of those whose lives are being impacted by the virus, and we are eternally grateful for all the brave souls who are on the front lines putting their health at risk to protect ours.

Due to the significant disruption to financial markets and retail business operations, we are withdrawing all prior guidance and outlook statements that relate to the performance of our business with respect to fiscal year 2020. We anticipate providing additional information about our outlook and financial expectations at some point in the future when our business becomes more predictable. Additionally, in light of the current crisis and the concurrent financial hardships being experienced by so many at this time, the executive leadership team, including myself and our nine president level leaders have chosen to forgo our salaries until business conditions stabilize.

Like others, we will take the expected steps of deferring new business introductions and capital spending, while reducing costs to navigate through the short term challenges of this crisis. Unlike others, and due to our exceptional financial model, we believe we are well positioned to take advantage of the many opportunities that present themselves during times of dislocation. At RH, we live by Albert Einstein’s three rules of work. “Out of clutter, find simplicity. From discord, find harmony. In the middle of difficulty lies opportunity.”

It was during the depths of the Great Recession, when the word “value” drove an entire industry to lower quality and reduce prices, that we chose to move in the opposite direction, raising the quality of our offering, and positioned RH as a disruptive force in the lucrative luxury home furnishings market. Out of the clutter of the current crisis, from the discord and related drama, and in the middle of what seems like the most difficult of times, we are once again destroying our current reality to reimagine RH in a manner that will, in the words of Steve Jobs, “Change everything, again.”

Our Galleries, Restaurants, and Outlets, which were originally planned to be closed from March 17th through March 27th, will remain closed until further notice as multiple counties and states have imposed shelter in place, or stay at home orders through mid to late April. We initially communicated that we would pay our associates who were not able to work due to the closings through March 27th, and have also extended that date through April 3rd, 2020.

Since the closing of our Galleries, Restaurants, and Outlets, our core RH business demand is running down approximately 40% to last year, while total Company demand, inclusive of both Restaurants and Outlets, which do not have an online component, is running down approximately 43%. Prior to the dislocation of our business in March, demand in our RH core business was up 8% in February. Additionally, our Outlet business was down 50% in February as a result of cycling the accelerated liquidation of inventory due to the closure of a Distribution Center in Q4 2018. Prior to the impact of the COVID-19 crisis on our business, we were expecting the reduction of revenue year over year in the Outlet division to create a 4 point drag on the Company’s revenues in 2020, and we were expecting the higher Outlet merchandise margins to increase total Company operating margin approximately 100 basis points for the full fiscal year.

We are confident that our current capital structure, considering the actions we are taking to defer capital expenditures and reduce costs, will enable us to pay down the $300 million convertible notes due July 15th, 2020 in cash. We are also in discussions with several different sources of additional debt financing in order to explore opportunities to further strengthen our balance sheet positioning the Company to take advantage of the many opportunities that will exist in this dislocated market.

While over the short term we believe it is prudent to delay current Gallery openings in this uncertain environment, we do expect that over an extended timeframe we will return to our previously communicated long term targets of revenue growth of 8% to 12%, adjusted operating margins in the high teens to low twenties, adjusted net income growth of 15% to 20% annually, and ROIC in excess of 50%.

Looking beyond the current crisis, we continue to see a clear a path to over $5 billion in North America revenues. We also believe there is an opportunity to build a $20 billion global brand as we expand internationally, and further develop the RH ecosystem moving the brand beyond creating and selling products to conceptualizing and selling spaces.

I would like to thank all of our people and partners whose passion and persistence bring our vision and values to life each and every day as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Note: Return on invested capital (ROIC): We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

RH leadership will host a live question and answer conference call and audio webcast at 2:00 pm Pacific Time (5:00 pm Eastern Time) on March 30, 2020. The live question and answer conference call may be accessed by dialing (866) 394-6658 or (706) 679-9188. The call and replay can also be accessed via audio webcast at ir.rh.com.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted net income margin, adjusted diluted earnings per share, normalized adjusted net income, normalized adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted SG&A, EBITDA and adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non- GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding the elevation of our brand and creation of strategic separation in our industry; our industry best adjusted operating margins, industry leading ROIC and record results; our management of the business with a bias for earnings versus revenue growth; continued efficiencies of our new operating platform; our beliefs regarding the reasons for the revenue shortfall in the quarter including the elimination of the Holiday assortment and higher than expected backorders; the elevation of the RH brand and improvement in profitability and cash flow as a result of the elimination of Holiday; the impact to our business of the rapid development of the coronavirus (COVID-19) pandemic; our anticipation that we will be providing additional information about our outlook and expectations at some point in the future when business conditions begin to normalize; the positioning of RH as a disruptive force in the lucrative luxury home furnishings market; our expected steps of deferring new business introductions and capital spending while reducing costs to navigate through short term challenges; our belief that we are well-positioned to take advantage of the opportunities presented; the timing for the opening of our Galleries, Restaurants and Outlets; our compensation of our associates during store closings; statements relating to demand sales for our core business and Outlet business in February 2020; statements regarding our expectations regarding revenue and merchandise margins for the Outlet business for fiscal year 2020 and Company operating margin for fiscal year 2020; statements regarding core RH business demand running down approximately 40% to last year, while total Company demand running down approximately 43%, since the closing of our Galleries, Restaurants, and Outlets on March 18, 2020; our plans to pay the $300 million convertible notes due July 15, 2020 in cash, and our confidence that our current capital structure, considering the actions we are taking to defer capital expenditures and reduce costs, will enable us to pay down the $300 million convertible notes due July 15, 2020; our discussions with sources of additional debt financing to explore opportunities to further strengthen our balance sheet; the delay in current Gallery openings; our long term growth targets of revenue growth of 8% to 12%, adjusted operating margins in the high teens to low twenties, adjusted net income growth of 15% to 20% annually, and ROIC in excess of 50%; our path to over $5 billion in North American revenues; the opportunity to build a $20 billion global brand as we expand internationally and further develop the RH ecosystem; our quest to become one of the most admired brands in the world; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include the global outbreak of the coronavirus (COVID-19) virus, which poses significant and widespread risks to our business as well as to the business environment and the markets in which we operate our business. We have already experienced significant disruption to our business as a result of the rapid development of the COVID-19 pandemic. The Company has temporarily closed its retail locations for an indeterminate period of time, and we believe changes in consumer behavior and health concerns have impacted customer demand. A large number of states and municipalities in the U.S. where we operate have implemented temporary closure requirements with respect to non-essential business operations and the duration of these requirements are unknown, and a number of mall operators as well as other retailers have elected to temporarily cease operations. The COVID-19 outbreak also may have a material adverse impact on our supply chain including the manufacture, supply, distribution, transportation and delivery of our products. The magnitude and duration of the negative impact to our business from the COVID-19 pandemic cannot be predicted with certainty, but the Company believes COVID-19 is likely to result in an adverse impact on our business, results of operations and financial condition, particularly if ongoing mitigation actions occur for a significant amount of time. Other important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, outlets and showrooms:

	February 1,	February 2,
	2020	2019
RH
Design Galleries [a]	22	20
Legacy Galleries	40	43
Modern Galleries	2	2
Baby & Child and Teen Galleries	4	6
Total Galleries	68	71
Outlets [b]	38	39

Waterworks Showrooms	15	15

[a]	As of February 1, 2020 and February 2, 2019, eight and six of our Design Galleries included an integrated RH Hospitality experience, respectively.
[b]	Net revenues for outlet stores, which include warehouse sales, were $51.2 million and $50.7 million for the three months ended February 1, 2020 and February 2, 2019, respectively. Net revenues for outlet stores, which include warehouse sales, were $221.4 million and $179.0 million for the year ended February 1, 2020 and February 2, 2019, respectively.

The following tables present RH Gallery and Waterworks showroom metrics and excludes outlets:

	Three Months Ended
	February 1,		February 2,
	2020		2019
		Total Leased Selling		Total Leased Selling
	Count	Square Footage	Count	Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	1,095	86	1,089
Design Galleries:
Columbus Design Gallery	1	33.0	—	—
Baby & Child Galleries:
Portland RH Baby & Child Gallery	(1)	(4.7)	—	—
Legacy Galleries:
Columbus legacy Gallery	(1)	(6.2)	—	—
Durham legacy Gallery	(1)	(5.7)	—	—
End of period	83	1,111	86	1,089

Weighted-average leased selling square footage		1,109		1,089
% growth vs. prior year		2%		12%

	Year Ended
	February 1,		February 2,
	2020		2019
		Total Leased Selling		Total Leased Selling
	Count	Square Footage	Count	Square Footage
		(in thousands)		(in thousands)
Beginning of period	86	1,089	83	981
Design Galleries:
Minneapolis Design Gallery	1	32.9	—	—
Columbus Design Gallery	1	33.0	—	—
Portland Design Gallery	—	—	1	26.0
Nashville Design Gallery	—	—	1	45.6
New York Design Gallery	—	—	1	50.5
Yountville Design Gallery	—	—	1	6.7
Modern Galleries:
Dallas RH Modern Gallery (relocation)	—	(4.5)	—	—
Dallas RH Modern Gallery	—	—	1	8.2
Baby & Child Galleries:
Dallas RH Baby & Child Gallery	(1)	(3.7)	1	3.7
Portland RH Baby & Child Gallery	(1)	(4.7)	1	4.7
Legacy Galleries:
San Diego legacy Gallery (relocation)	—	0.5	—	—
Minneapolis legacy Gallery	(1)	(13.3)	—	—
Columbus legacy Gallery	(1)	(6.2)	—	—
Durham legacy Gallery	(1)	(5.7)	—	—
Dallas legacy Gallery (relocation)	—	(2.6)	—	—
San Antonio legacy Gallery (relocation)	—	(3.8)	—	—
Portland legacy Gallery	—	—	(1)	(4.7)
Nashville legacy Gallery	—	—	(1)	(7.1)
Washington DC legacy Gallery	—	—	(1)	(5.6)
New York legacy Gallery	—	—	(1)	(21.4)
Waterworks Showrooms:
Waterworks Scottsdale Showroom (relocation)	—	—	—	1.1
End of period	83	1,111	86	1,089
% growth vs. prior year		2%		11%

Weighted-average leased selling square footage		1,088		1,047
% growth vs. prior year		4%		13%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of February 1, 2020 and February 2, 2019 was approximately 1,497,000 and 1,467,000, respectively.

Weighted-average leased square footage for the three months ended February 1, 2020 and February 2, 2019 was approximately 1,497,000 and 1,467,000, respectively.

Weighted-average leased square footage for the year ended February 1, 2020 and February 2, 2019 was approximately 1,468,000 and 1,409,000, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Year Ended
	February 1,	% of Net	February 2,	% of Net	February 1,	% of Net	February 2,	% of Net
	2020	Revenues	2019	Revenues	2020	Revenues	2019	Revenues
Net revenues	$664,976	100.0%	$670,891	100.0%	$2,647,437	100.0%	$2,505,653	100.0%
Cost of goods sold	381,903	57.4%	413,012	61.6%	1,552,426	58.6%	1,520,076	60.7%
Gross profit	283,073	42.6%	257,879	38.4%	1,095,011	41.4%	985,577	39.3%
Selling, general and administrative expenses	182,093	27.4%	168,341	25.1%	732,180	27.7%	723,841	28.9%
Income from operations	100,980	15.2%	89,538	13.3%	362,831	13.7%	261,736	10.4%
Other expenses
Interest expense—net	19,982	3.0%	19,509	2.8%	87,177	3.3%	67,769	2.7%
Goodwill and tradename impairment	—	—%	32,086	4.8%	—	—%	32,086	1.3%
Loss on extinguishment of debt—net	569	0.1%	—	—%	6,472	0.2%	917	—%
Total other expenses	20,551	3.1%	51,595	7.6%	93,649	3.5%	100,772	4.0%
Income before income taxes	80,429	12.1%	37,943	5.7%	269,182	10.2%	160,964	6.4%
Income tax expense	11,996	1.8%	10,693	1.6%	48,807	1.9%	25,233	1.0%
Net income	$68,433	10.3%	$27,250	4.1%	$220,375	8.3%	$135,731	5.4%

Weighted-average shares used in computing basic net income per share	19,120,709		20,901,841		19,082,303		21,613,678
Basic net income per share	$3.58		$1.30		$11.55		$6.28

Weighted-average shares used in computing diluted net income per share	25,767,864		25,702,791		24,299,034		26,533,225
Diluted net income per share	$2.66		$1.06		$9.07		$5.12

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 1,	February 2,
	2020	2019
ASSETS
Cash and cash equivalents	$47,658	$5,803
Merchandise inventories	438,696	531,947
Other current assets	110,598	166,217
Total current assets	596,952	703,967
Property and equipment—net	967,599	952,957
Operating lease right-of-use assets	410,904	440,504
Goodwill and intangible assets	210,389	210,401
Other non-current assets	259,850	115,189
Total assets	$2,445,694	$2,423,018

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$330,309	$320,497
Convertible senior notes due 2019—net	—	343,789
Convertible senior notes due 2020—net	290,532	—
Operating lease liabilities	58,924	66,249
Deferred revenue, customer deposits and other current liabilities	303,147	262,051
Total current liabilities	982,912	992,586
Asset based credit facility	—	57,500
Equipment promissory notes—net	31,053	—
Convertible senior notes due 2020—net	—	271,157
Convertible senior notes due 2023—net	266,658	249,151
Convertible senior notes due 2024—net	264,982	—
Non-current operating lease liabilities	409,930	437,557
Non-current finance lease liabilities	442,988	421,245
Other non-current obligations	28,520	32,512
Total liabilities	2,427,043	2,461,708

Stockholders’ equity (deficit)	18,651	(38,690)
Total liabilities and stockholders’ equity (deficit)	$2,445,694	$2,423,018

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	February 1,	February 2,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$220,375	$135,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,739	91,372
Accretion of debt discount upon settlement of debt	(70,482)	—
Other non-cash items	169,099	205,156
Change in assets and liabilities:
Prepaid expense and other assets	28,404	(88,434)
Accounts payable and accrued expenses	7,445	10,148
Current and non-current operating lease liability	(77,004)	(70,875)
Other changes in assets and liabilities	(39,388)	(33,495)
Net cash provided by operating activities	339,188	249,603

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(93,623)	(79,992)
Deposits on asset under construction	(53,000)	—
Proceeds from sale of assets	24,078	—
Net cash used in investing activities	(122,545)	(79,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under asset based credit facility	(57,500)	(142,470)
Net repayments under term loans	(4,000)	(80,000)
Net borrowings (repayments) under promissory and equipment security notes	105,480	(31,974)
Debt issuance costs	(4,636)	—
Repayments of convertible senior notes	(278,560)	—
Repurchases of common stock—including commissions	(250,032)	(250,000)
Proceeds from issuance of convertible senior notes	350,000	335,000
Proceeds from issuance of warrants	50,225	51,021
Purchase of convertible notes hedges	(91,350)	(91,857)
Debt issuance costs related to convertible senior notes	(4,818)	(6,349)
Other financing activities	10,387	27,637
Net cash used in financing activities	(174,804)	(188,992)
Effects of foreign currency exchange rate translation	16	(130)
Net increase (decrease) in cash and cash equivalents and restricted cash equivalents	41,855	(19,511)
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	5,803	17,907
Beginning of period—restricted cash equivalents (construction related deposits)	—	7,407
Beginning of period—cash and cash equivalents and restricted cash equivalents	$5,803	$25,314

End of period—cash and cash equivalents	$47,658	$5,803

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Net cash provided by operating activities	$128,191	$152,887	$339,188	$249,603
Accretion of debt discount upon settlement of debt	—	—	70,482	—
Proceeds from sale of assets	—	—	24,078	—
Capital expenditures	(29,009)	(6,714)	(93,623)	(79,992)
Principal payments under finance leases	(2,546)	(1,948)	(9,682)	(6,885)
Free cash flow [a]	$96,636	$144,225	$330,443	$162,726

[a]	Free cash flow is calculated as net cash provided by operating activities, the non-cash accretion of debt discount upon settlement of debt and proceeds from sale of assets, less capital expenditures and principal payments under finance leases. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
GAAP net income	$68,433	$27,250	$220,375	$135,731
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	—	932	(391)	4,733
Cost of goods sold:
Asset impairments [b]	—	3,807	4,909	3,807
Recall accrual [a]	—	(2,361)	(3,372)	(4,139)
Distribution center closures [c]	—	—	—	1,478
Impact of inventory step-up [d]	—	—	—	380
Selling, general and administrative expenses:
Asset impairments and lease losses [b]	14,847	—	16,990	3,411
Reorganization related costs [e]	—	692	1,075	9,977
Legal settlements [f]	—	—	(1,193)	(5,289)
Asset held for sale loss (gain) [g]	—	8,497	(1,529)	8,497
Recall accrual [a]	—	380	(225)	1,025
Distribution center closures [c]	—	—	—	1,568
Other expenses:
Amortization of debt discount [h]	11,300	11,661	42,545	39,216
Loss on extinguishment of debt—net [i]	569	—	6,472	917
Goodwill and tradename impairment [j]	—	32,086	—	32,086
Subtotal adjusted items	26,716	55,694	65,281	97,667
Impact of income tax items [k]	(3,969)	(8,971)	(9,359)	(29,080)
Adjusted net income [l]	$91,180	$73,973	$276,297	$204,318

[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[b]	The adjustments to cost of goods sold for the three months ended February 2, 2019 and for both the years ended February 1, 2020 and February 2, 2019 represent acceleration of depreciation expense due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expenses for the three months ended February 1, 2020 includes (i) asset impairments of $8.9 million, (ii) an RH Contemporary Art lease impairment of $4.6 million, resulting from an update to both the timing and the amount of future estimated lease related cash inflows, and (iii) acceleration of depreciation expense of $1.3 million due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expenses for the year ended February 1, 2020 includes (i) asset impairments of $9.1 million, (ii) an RH Contemporary Art lease impairment of $4.6 million, (iii) other lease impairments of $1.5 million due to early exit of leased facilities, (iv) acceleration of depreciation expense of $1.3 million due to a change in the estimated useful lives of certain assets and (v) a $0.5 million charge related to the termination of a service agreement. The adjustment to selling, general and administrative expenses for the year ended February 2, 2019 represents an RH Contemporary Art lease impairment.
[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[e]	Represents severance costs and related taxes associated with reorganizations.
[f]	Represents legal settlements, net of related legal expenses.
[g]	The adjustment in the year ended February 1, 2020 represents a gain on real estate related to asset previously classified as held for sale and other land sales. The adjustments for the three months and year ended February 2, 2019 represent the impairment recorded upon reclassification of an owned Design Gallery as held for sale.
[h]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and for the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.4 million and $0.6 million during the three months ended February 1, 2020 and February 2, 2019, respectively. Amounts are presented net of interest capitalized for capital projects of $3.7 million and $2.7 million during the year ended February 1, 2020 and February 2, 2019, respectively. The 2019 Notes matured on June 15, 2019 and did not impact amortization of debt discount post-maturity.
[i]	The adjustment in the three months ended February 1, 2020 represents the loss on extinguishment of debt related to the acceleration of debt issuance costs related to early repayment of the FILO term loan. The adjustment in the year ended February 1, 2020 represents the loss on extinguishment of debt related to a second lien term loan which was repaid in full in September 2019 and the acceleration of debt issuance costs related to early repayment of the FILO term loan, partially offset by the gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019. The adjustment in the year ended February 2, 2019 represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.
[j]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[k]	The adjustment in the three months ended February 1, 2020 represents the tax effect of the adjusted items based on our effective tax rate of 14.9%. The adjustment in the year ended February 1, 2020 is based on an adjusted tax rate of 17.4%, which is calculated using a 21% normalized tax rate for the first and second quarters of the year ended February 1, 2020 and the effective tax rates of 13.7% and 14.9% for the third and fourth quarters of the year ended February 1, 2020, respectively. The three months and year ended February 2, 2019 assume a normalized tax rate of 21%.
[l]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Diluted net income per share	$2.66	$1.06	$9.07	$5.12

Pro forma diluted net income per share [a]	$2.79	$1.07	$9.30	$5.18
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.46	0.46	1.80	1.50
Asset impairments and lease losses	0.61	0.14	0.92	0.27
Loss on extinguishment of debt—net	0.02	—	0.27	0.04
Reorganization related costs	—	0.03	0.05	0.38
Recall accrual	—	(0.04)	(0.17)	0.06
Asset held for sale loss (gain)	—	0.34	(0.07)	0.32
Legal settlements	—	—	(0.05)	(0.20)
Goodwill and tradename impairment	—	1.27	—	1.23
Distribution center closures	—	—	—	0.12
Impact of inventory step-up	—	—	—	0.01
Subtotal adjusted items	1.09	2.20	2.75	3.73
Impact of income tax items [b]	(0.16)	(0.35)	(0.39)	(1.11)
Adjusted diluted net income per share [c]	$3.72	$2.92	$11.66	$7.80

[a]	For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes of $116.09, $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00, $309.84 and $338.24, we incur dilution related to the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended February 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 24,538,122, which excludes dilution related to the 2020 Notes of 1,229,742 shares. Pro forma diluted net income per share for the three months ended February 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,360,886, which excludes dilution related to the 2019 Notes and 2020 Notes of 341,905 shares. Pro forma diluted net income per share for the year ended February 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,697,440, which excludes dilution related to the 2019 Notes and 2020 Notes of 601,594 shares. Pro forma diluted net income per share for the year ended February 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.
[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s pro forma share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Net revenues	$664,976	$670,891	$2,647,437	$2,505,653
Recall accrual [a]	—	932	(391)	4,733
Adjusted net revenues [b]	$664,976	$671,823	$2,647,046	$2,510,386

Gross profit	$283,073	$257,879	$1,095,011	$985,577
Asset impairments and lease losses [a]	—	3,807	4,909	3,807
Recall accrual [a]	—	(1,429)	(3,763)	594
Distribution center closures [a]	—	—	—	1,478
Impact of inventory step-up [a]	—	—	—	380
Adjusted gross profit [b]	$283,073	$260,257	$1,096,157	$991,836

Gross margin [c]	42.6%	38.4%	41.4%	39.3%
Adjusted gross margin [c]	42.6%	38.7%	41.4%	39.5%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Net income	$68,433	$27,250	$220,375	$135,731
Interest expense—net	19,982	19,509	87,177	67,769
Goodwill and tradename impairment	—	32,086	—	32,086
Loss on extinguishment of debt—net	569	—	6,472	917
Income tax expense	11,996	10,693	48,807	25,233
Operating income	100,980	89,538	362,831	261,736
Asset impairments and lease losses [a]	14,847	3,807	21,899	7,218
Reorganization related costs [a]	—	692	1,075	9,977
Recall accrual [a]	—	(1,049)	(3,988)	1,619
Asset held for sale loss (gain) [a]	—	8,497	(1,529)	8,497
Legal settlements [a]	—	—	(1,193)	(5,289)
Distribution center closures [a]	—	—	—	3,046
Impact of inventory step-up [a]	—	—	—	380
Adjusted operating income [b]	$115,827	$101,485	$379,095	$287,184

Net revenues	$664,976	$670,891	$2,647,437	$2,505,653
Adjusted net revenues [c]	$664,976	$671,823	$2,647,046	$2,510,386

Operating margin [c]	15.2%	13.3%	13.7%	10.4%
Adjusted operating margin [c]	17.4%	15.1%	14.3%	11.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Net income	$68,433	$27,250	$220,375	$135,731
Depreciation and amortization	24,794	26,438	100,739	91,372
Interest expense—net	19,982	19,509	87,177	67,769
Income tax expense	11,996	10,693	48,807	25,233
EBITDA [a]	125,205	83,890	457,098	320,105
Non-cash compensation [b]	5,723	6,206	21,832	24,122
Asset impairments and lease losses [c]	13,508	1,196	15,651	4,607
Loss on extinguishment of debt—net [c]	569	—	6,472	917
Reorganization related costs [c]	—	692	1,075	9,977
Recall accrual [c]	—	(1,049)	(3,988)	1,619
Asset held for sale loss (gain) [c]	—	8,497	(1,529)	8,497
Legal settlements [c]	—	—	(1,193)	(5,289)
Goodwill and tradename impairment [c]	—	32,086	—	32,086
Distribution center closures [c]	—	—	—	3,046
Impact of inventory step-up [c]	—	—	—	380
Adjusted EBITDA [a]	$145,005	$131,518	$495,418	$400,067

[a]	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT AND

RATIO OF TOTAL NET DEBT TO TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	February 1,	Interest
	2020	Rate [a]
Asset based credit facility	$—	2.94%
Equipment promissory notes	53,372	4.56%
Convertible senior notes due 2020 [b]	291,110	0.00%
Convertible senior notes due 2023 [b]	270,271	0.00%
Convertible senior notes due 2024 [b]	268,366	0.00%
Notes payable for share repurchases	18,741	4.97%
Total debt	$901,860
Cash and cash equivalents	(47,658)
Total net debt	$854,202

Trailing twelve months Adjusted EBITDA [c]	$495,418

Ratio of total net debt to trailing twelve months Adjusted EBITDA [c]	1.7

[a]	The interest rates for the equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]	The ratio of total net debt to trailing twelve months Adjusted EBITDA is calculated by dividing total net debt by trailing twelve months Adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and Adjusted EBITDA and a reconciliation of trailing twelve months Adjusted EBITDA.

ASC 842 IMPACT OF ADOPTION

(Dollars in thousands, except per share amounts)

(Unaudited)

We adopted Accounting Standards Update (“ASU”) 2016-02, ASU 2018-10 and ASU 2018-11 (together, “ASC 842”), which pertain to accounting for leases, on February 3, 2019, the first day of our first fiscal quarter of 2019, using a modified retrospective approach. Under this adoption method, the results of prior comparative periods are revised with an adjustment to opening retained earnings of fiscal 2017.

Condensed Consolidated Statements of Income

The following tables summarize the impact of adopting ASC 842 on our fiscal 2018 annual and quarterly condensed consolidated statements of income:

	Year Ended February 2, 2019
	As Reported	Adjustment		As Adjusted
Net revenues	$2,505,653	$—		$2,505,653
Cost of goods sold	1,504,806	15,270	[a]	1,520,076
Gross profit	1,000,847	(15,270)		985,577
Selling, general and administrative expenses	711,617	12,224	[b][c]	723,841
Income from operations	289,230	(27,494)		261,736
Other expenses
Interest expense—net	75,074	(7,305)	[d]	67,769
Goodwill and tradename impairment	32,086	—		32,086
Loss on extinguishment of debt—net	917	—		917
Total other expenses	108,077	(7,305)		100,772
Income before income taxes	181,153	(20,189)		160,964
Income tax expense	30,514	(5,281)	[e]	25,233
Net income	$150,639	$(14,908)		$135,731
Weighted-average shares used in computing basic net income per share	21,613,678	—		21,613,678
Basic net income per share	$6.97	$(0.69)		$6.28
Weighted-average shares used in computing diluted net income per share	26,533,225	—		26,533,225
Diluted net income per share	$5.68	$(0.56)		$5.12

	Three Months Ended May 5, 2018
	As Reported	Adjustment		As Adjusted
Net revenues	$557,406	$—		$557,406
Cost of goods sold	345,371	2,702	[a]	348,073
Gross profit	212,035	(2,702)		209,333
Selling, general and administrative expenses	158,434	2,752	[b]	161,186
Income from operations	53,601	(5,454)		48,147
Interest expense—net	17,035	(1,937)	[d]	15,098
Income before income taxes	36,566	(3,517)		33,049
Income tax expense	8,507	(919)	[e]	7,588
Net income	$28,059	$(2,598)		$25,461
Weighted-average shares used in computing basic net income per share	21,545,025	—		21,545,025
Basic net income per share	$1.30	$(0.12)		$1.18
Weighted-average shares used in computing diluted net income per share	25,230,228	—		25,230,228
Diluted net income per share	$1.11	$(0.10)		$1.01

	Three Months Ended August 4, 2018
	As Reported	Adjustment	As Adjusted
Net revenues	$640,798	$—		$640,798
Cost of goods sold	369,198	3,256	[a]	372,454
Gross profit	271,600	(3,256)		268,344
Selling, general and administrative expenses	186,225	296	[b]	186,521
Income from operations	85,375	(3,552)		81,823
Other expenses
Interest expense—net	17,480	(2,013)	[d]	15,467
Loss on extinguishment of debt—net	917	—		917
Total other expenses	18,397	(2,013)		16,384
Income before income taxes	66,978	(1,539)		65,439
Income tax expense	2,936	(403)	[e]	2,533
Net income	$64,042	$(1,136)		$62,906
Weighted-average shares used in computing basic net income per share	21,925,702	—		21,925,702
Basic net income per share	$2.92	$(0.05)		$2.87
Weighted-average shares used in computing diluted net income per share	27,496,561	—		27,496,561
Diluted net income per share	$2.33	$(0.04)		$2.29

	Three Months Ended November 3, 2018
	As Reported	Adjustment	As Adjusted
Net revenues	$636,558	$—		$636,558
Cost of goods sold	382,047	4,490	[a]	386,537
Gross profit	254,511	(4,490)		250,021
Selling, general and administrative expenses	207,495	298	[b]	207,793
Income from operations	47,016	(4,788)		42,228
Interest expense—net	19,371	(1,676)	[d]	17,695
Income before income taxes	27,645	(3,112)		24,533
Income tax expense	5,234	(815)	[e]	4,419
Net income	$22,411	$(2,297)		$20,114
Weighted-average shares used in computing basic net income per share	22,082,141	—		22,082,141
Basic net income per share	$1.01	$(0.10)		$0.91
Weighted-average shares used in computing diluted net income per share	27,703,319	—		27,703,319
Diluted net income per share	$0.81	$(0.08)		$0.73

	Three Months Ended February 2, 2019
	As Reported	Adjustment	As Adjusted
Net revenues	$670,891	$—		$670,891
Cost of goods sold	408,190	4,822	[a]	413,012
Gross profit	262,701	(4,822)		257,879
Selling, general and administrative expenses	159,463	8,878	[b][c]	168,341
Income from operations	103,238	(13,700)		89,538
Other expenses
Interest expense—net	21,188	(1,679)	[d]	19,509
Goodwill and tradename impairment	32,086	—		32,086
Total other expenses	53,274	(1,679)		51,595
Income before income taxes	49,964	(12,021)		37,943
Income tax expense	13,837	(3,144)	[e]	10,693
Net income	$36,127	$(8,877)		$27,250
Weighted-average shares used in computing basic net income per share	20,901,841	—		20,901,841
Basic net income per share	$1.73	$(0.43)		$1.30
Weighted-average shares used in computing diluted net income per share	25,702,791	—		25,702,791
Diluted net income per share	$1.41	$(0.35)		$1.06

[a]	Represents the acceleration of lease costs primarily due to reclassification of certain leases from build-to-suit arrangements to finance lease right-of-use assets upon adoption of ASC 842.

[b]	The year ended February 2, 2019 and three months ended May 5, 2018 include lease costs of $1.2 million associated with a location that were previously accounted for under ASC 420—Exit or Disposal Cost Obligations guidance.
[c]	The year ended February 2, 2019 and three months ended February 2, 2019 include an impairment of approximately $8.5 million related to an asset held for sale under a sale-leaseback transaction.
[d]	Represents a decrease in build-to-suit interest expense due to derecognition of build-to-suit arrangements upon adoption of ASC 842, partially offset by an increase in interest expense related to finance lease right-of-use assets.
[e]	Represents the tax impact of the income statement adjustments resulting from the adoption of ASC 842.

Condensed Consolidated Balance Sheet

The following table summarizes the impact of adopting ASC 842 on certain line items of our fiscal 2018 condensed consolidated balance sheet:

	February 2, 2019
	As Reported	Adjustment		As Adjusted
Other current assets	$144,943	$21,274	[a]	$166,217
Property and equipment—net	863,562	89,395	[b]	952,957
Operating lease right-of-use assets	—	440,504	[c]	440,504
Other non-current assets	49,378	65,811	[d]	115,189
Accounts payable and accrued expenses	320,441	56	[e]	320,497
Operating lease liabilities	—	66,249	[c]	66,249
Deferred revenue, customer deposits and other current liabilities	253,942	8,109	[f]	262,051
Financing obligations under built-to-suit lease transactions	228,928	(228,928)	[g]	—
Non-current operating lease liabilities	—	437,557	[c]	437,557
Non-current finance lease liabilities	—	421,245	[f]	421,245
Other non-current obligations	104,088	(71,576)	[h]	32,512
Total stockholders’ deficit	(22,962)	(15,728)	[i]	(38,690)

[a]	Includes the recognition of asset held for sale under a sale-leaseback transaction, partially offset by the reclassification of prepaid rent to operating lease liabilities and other current liabilities (for finance leases).
[b]	Represents (i) recognition of finance lease right-of-use assets, partially offset by (ii) derecognition of non-Company owned properties that were capitalized under previously existing build-to-suit accounting policies, (iii) reclassification of construction in progress assets determined to be landlord assets to other non-current assets and (iv) reclassification of initial direct costs related to operating leases to operating lease right-of-use assets.
[c]	Represents recognition of operating lease right-of-use assets and corresponding current and non-current lease liabilities. The operating lease right-of-use asset also includes the reclassification of deferred rent and unamortized lease incentives related to operating leases and the reclassification of initial direct costs from property and equipment—net.
[d]	Primarily represents reclassification from property and equipment—net of construction in progress assets determined to be landlord assets for which the lease has not yet commenced, as well as the recognition of net deferred tax assets related to the adoption of ASC 842.
[e]	Represents a reclassification of an accrual for real estate taxes.
[f]	Primarily represents recognition of the current and non-current finance lease liabilities. The other current liabilities line item also includes the reclassification of current obligations associated with leases previously reported as capital leases to finance lease liabilities.
[g]	Represents derecognition of liabilities related to non-Company owned properties that were consolidated under previously existing build-to-suit accounting policies.
[h]	Includes reclassification of deferred rent and unamortized lease incentives to operating lease right-of-use assets upon adoption of ASC 842, as well as derecognition of the net lease loss liabilities as such balances were reclassified to operating lease right-of-use assets and operating current and non-current liabilities, and the reclassification of non-current obligations associated with leases previously reported as capital leases to finance lease liabilities.
[i]	Represents a decrease to the consolidated net income for fiscal 2017 and fiscal 2018, as well as an increase of $4.0 million to beginning fiscal 2017 retained earnings related to the adoption of ASC 842.